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SEVERANCE PROTECTION PLAN
FOR EXECUTIVE OFFICERS

Termination Benefits

    Upon the occurrence of a Change of Control (as defined below) of Tenet Healthcare Corporation (the "Company"), all then unvested stock options held by each Participant (as defined below) in the Severance Protection Plan (the "Plan") will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause (as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the Participant's then-current base salary plus the Participant's target bonus for the then- current fiscal year under the Company's Annual Incentive Plan ("AIP"); provided that such payment shall be less any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional pro-rated award (the "Pro-Rata Bonus") under the AIP for the then-current fiscal year calculated by multiplying (x) the number of months or partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant's target award for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company's (or its successor's) health care plan until the Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index). The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280g of the Internal Revenue Code of 1986, as amended (the "Code"), when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to two hundred and ninety-nine percent (299%) of the Participant's "base amount" as that term is defined in Section 280g of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

"Participant" Defined

    A "Participant" is any individual designated as a participant in the Plan by the Compensation and Stock Option Committee of the Board of Directors of the Company.

"Cause" Defined

    "Cause" shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

"Change of Control" Defined

    (A) A "Change in Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20% or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

    (B) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

    (C) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

    (D) "Voting Stock" with respect to a corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

Termination for "Good Reason" Defined

    A voluntary termination for "Good Reason" shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant's annual base salary; (iii) a material reduction in the Participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location.

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SEVERANCE PROTECTION PLAN FOR EXECUTIVE OFFICERS